Exhibit 99.2

TRI-VALLEY, CORP., #4436246
TRI-VALLEY, CORP. FIRST QUARTER 2011
FINANCIAL RESULTS
May 9, 2011, 16:30 PM ET
Chairperson: Doug Sherk (Mgmt.)

Operator:
Good afternoon ladies and gentlemen.  Thank you for standing by.  Welcome to the Tri-Valley Corporation First Quarter 2011 Financial Results Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one, on your touch-tone phone.  Please press star, zero for Operator assistance at anytime.  For participants using speaker equipment, it will be necessary to pick up your handset before making your selection. This conference is being recorded today, Monday, May 9, 2011.

I would now like to turn the conference over to Doug Sherk of EVC Group. Please go ahead, sir.

Doug Sherk:
Thank you, Operator and thank you all for joining the Tri-Valley Corporation conference call and webcast to review financial results and recent corporate developments for the first quarter ended March 31, 2011.

Before we get started, during the course of this conference call we will make projections and may make other statements about Tri-Valley’s business that are forward looking and are subject to many risks and uncertainties that could cause actual results to differ materially from expectation.  A detailed discussion of the risks and uncertainties that affect our business is contained in the company’s filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2010 and recent 10-Qs.  Copies of these filings are available online from the SEC or from the Tri-Valley Corporation website.  These forward looking statements are not guarantees of future performance and speak only as of the date hereof and, except as required by law, Tri-Valley disclaims any obligation to update these forward looking statements to reflect future events or circumstances.

With that let me turn the call over to Maston Cunningham, President and Chief Executive Officer of Tri-Valley Corporation.

Maston Cunningham:	Thank you Doug and thank you everyone for joining us for our First Quarter 2011 conference call. With me today is John Durbin, our Chief Financial Officer.

One year ago your current management team conducted its first conference call with investors.  Since that time together we have transformed Tri-Valley into a California oil and gas company that is increasing production from existing assets while at the same time pursuing strategies to accrete value on our two remaining Alaskan minerals properties through effective and cost-efficient exploration activity to delineate and potentially develop what appears to be significant gold and other minerals as identified in independent third party evaluations completed during the past year.

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While increasing oil and gas production we have dramatically lowered operating costs, stabilized our capital structure and improved our balance sheet.  Our progress continued during the first quarter of 2011, as we advanced several of our initiatives we reviewed with you during our call last March.  Specifically these initiatives include continuing to increase oil and gas production, monetizing our mineral assets in Alaska and working with the Opus partnership to find a way to maximize the return, for us both on our investment in the Pleasant Valley oil project.  In addition we’ve taken further steps to ensure we have the cash and financial flexibility to pursue our strategic plans with the goal of emerging from 2011 generating cash from operations.

Our primary focus is to increase our oil and gas production.  Oil and gas revenues increased 11% in the first quarter driven by increased production.  Net production in the recent quarter increased 15% to 7,004 barrels compared to 6,110 barrels in the first quarter of last year.

There has been a lot of progress at the Claflin Oil project near Bakersfield. We began the drilling operations for the first phase of our development effort there in early April. Initially the first phase called for the drilling of six new wells in addition to the four legacy wells already in operation. However, we expanded the scope of Phase One to eight wells and completed drilling of all eight wells late last month due to rig availability in light of the tightening rig market in California.

We are now focused on the prep work necessary to begin operations including the installation of well site production equipment in a tie-in of the new wells to existing production facilities at Claflin.  In a few days we should begin the initial steam injection cycle in the first well and expect first oil production by June.  With existing steam generating capacity we expect all the new wells will receive an initial steam injection cycle by the end of July.  However, we are currently installing a second larger capacity steam generator at the site that will allow us to accelerate the completion of the initial steam injection for the new wells once the operating permit is received.

Concurrently, we are working to obtain the necessary permits to initiate the 3D seismic study of Claflin in the adjoining Brea lease that we also hold. The study will allow us to more accurately identify the optimum locations for our additional 14 wells and provide better control during the drilling of the horizontal wells. Our goal is to initiate the 3D recording in June and use the data to assist our Phase Two drilling program later this year.

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Following the first production from Phase One program there will be a 90-day evaluation period during which we will analyze the performance of the new wells prior to the commencement of the second phase. We expect to complete 14 additional new wells by year end. The overall plan is to drill and begin oil production from the 22 new wells at Claflin this year; 13 vertical wells and nine horizontal wells. The lease contains 2.1 billion barrels of net proved undeveloped oil reserves that we hope to convert to proved developed producing status through this development program. If we are successful we expect to be producing 800 barrels of 16 degree API gravity oil a day from Claflin by the end of 2011. As a reminder, Tri-Valley retains a 100% working interest and an 87.5% net revenue interest at Claflin.

Turning to the Pleasant Valley oil sands project near Oxnard, California; production increased 81% to 253 gross barrels per day in the first quarter reflecting improvements and upgrades that we implemented in 2010 to improve cyclic steam stimulation operations to recover oil from the Vaca Tar reservoir. We currently have seven horizontal wells in production there.

There are some positive developments at Pleasant Valley during the quarter to report. We mentioned during our call in March that we have reached a favorable settlement of lease termination litigation brought in 2009 by the lessors of our Lenox Ranch oil and gas lease. Among other provisions the settlement extends the primary term of our lease for three additional years to May 2014. The settlement allows us to pursue operations on the Lenox site where a horizontal well had been drilled in late 2008 but never put into production. We are currently evaluating our next steps for the project.

Turning to our SAG-D pilot; we are currently engaged in preliminary work for the improved well design and surface facility improvements to implement a pilot for Steam Assisted Gravity Draining, or SAG-D, technology at Pleasant Valley. We believe SAG-D, the technology that has been used successfully in Canada, will allow us to substantially increase oil recovery at Pleasant Valley.

Finally we continue our discussions with the representatives of the TVC OPUS One drilling program limited partnership that holds a majority interest in the Pleasant Valley project. Our goal is to reach an arrangement that will better align the interests of the OPUS partnership and Tri-Valley shareholders to facilitate the financing and development of the Pleasant Valley oil sands project. This will allow both parties to maximize the returns on the investments they have made in the project to date.

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Turning now to our Alaskan Minerals properties; we recently received the independent analysis of our Richardson property located southeast of Fairbanks, Alaska. The study, conducted by Avalon Development Corporation, used updated geological, geochemical and geophysical data to determine likelihood and types of gold mineralization on the site. The report confirmed the potential of substantial gold deposits and recommended additional sampling, mapping and prospecting to further identify the most promising areas to drill. (Inaudible) NI 43-101 Report for Richardson is on our website along with the NI 43-101 Report for Shorty Creek that indicated the presence of other minerals including porphyry copper and molybdenum in addition to gold. And with our Shorty Creek property we are seeking an operational and financial partner to help us explore and develop the Richardson property.

Finally, we made great strides in improving our financial flexibility and raising capital to support our growth efforts. During the first quarter we exchanged and cancelled our remaining Series A and B warrants that were issued as part of the registered direct offering that we completed in April of 2010. As a result we reduced our exposure to future dilution from the exercise of warrants providing us with more flexibility. In addition we completed a raise of $6 million in gross proceeds from the sale of common stock under two at the market equity offerings. In April 2011 we sold additional stock in a private placement generating $5 million and we’re very happy to attract some long term oriented professional investors with strong backgrounds in the oil and gas industry. The funds provided by all of these stock sales would allow us to continue to expand our oil production efforts.

Now I’d like to turn the call over to John Durbin for a more detailed view of our first quarter results, John.

John Durbin:
Thanks, Maston.  Total revenues for the first quarter of 2011 were $721,000 versus 1.2 million during the first quarter of 2010.  The decrease of 470,000 from last year is primarily attributable to the sale of assets during the first quarter of 2010.

Revenues from the sale of oil and gas increased 11.4% over comparable revenues in the first quarter of 2010 driven by increased production at our Pleasant Valley oil sands project in the Oxnard area and production at our Claflin project just outside Bakersfield, California.

First quarter net oil production increased 15% from the same quarter last year.  Despite the increase in oil production between the two quarters, production costs increased just 7% from the first quarter of 2010.  Our trend towards revenue growth continued from 2010 during the first quarter of 2011 driven by increased production and lower production costs.

Let’s move on to the subject of changes in oil prices between the respective first quarters of 2010 and 2011.  The NYMEX futures price for a barrel of light, sweet-crude for future delivery closed the end of March 2011 at $106.72 a barrel versus $91.38 a barrel at the end of last December and $83.76 a barrel on March 31, 2010.  That calculates to an increase of nearly 16.8% during the first three months of this year, 27% over the proceeding 12 months and continues to trend as steady and ongoing increases in oil prices we’ve seen during the last 12 months.

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The ongoing political and military turmoil in North Africa and in the Middle East in general, so far in 2011, continues to place upward pressure on the forward price for crude oil with considerable uncertainty about the stability of supply from those areas.  Partially offsetting that pressure on forward prices for crude oil are doubts about the strength, as well as the timing, of a so-called normalized economic recovery in the United States, Western Europe and Japan.  Having said that, economic growth was demonstrated yet again during the first quarter of 2011 in the developing market economies in Latin America and in Asia.

Let’s turn our attention now to production costs.  As I mentioned earlier, despite the increase in oil production between the two quarters, production costs increased just 7% from the first quarter of 2010 to $450,000 during the first quarter of 2011.  While production costs increased 7% quarter-over-quarter, revenues from the sale of oil and gas increased by 11.4%.  Those results continue to validate the focus of our operations management and to demonstrate the leverage potential of the company as we drive production revenues while reducing the cost of production.

Our general and administrative expenses, or G&A, increased $653,000 over the first quarter of 2010.  The increase in G&A between the comparable reporting periods of 2011 and 2010 was primarily driven by higher legal expenses associated with litigation over the leases at our Pleasant Valley oil sands project and capital formation fees related to the sales of our common stock under our two at-the-market, or ATM, equity offering programs with C.K. Cooper and Company during the first two months of 2011, those were partially offset by lower total salary and benefits expense between the two quarters as a result of our cost reduction initiatives.

Mining exploration expenses decreased over 70% to less than $100,000 during the first quarter of 2011 versus the same quarter of 2010 as a result of the sale of our Admiral Calder calcium carbonate property in Alaska during December 2010.

Non-cash warrant expense in the first quarter of 2011 decreased significantly from about $1.2 million in the same quarter of 2010 primarily due to the vesting of warrants issued as part of an Executive retirement agreement in March of that year.

For the first quarter of 2011 we reported a net loss of $2.5 million, up about $275,000 from a net loss of $2.2 million in the first quarter of last year. The increase in net loss between the two reporting periods was primarily attributable to the sale of assets during the first quarter of last year which I mentioned earlier.

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Let’s move our review now to changes in the price of gold. The price of gold rose approximately 2.4% from the end of last year to $1,439 an ounce on the London Afternoon Price Fixing on March 31st. That price represented an increase of about 29% over the closing price on March 31st of last year. This growth in investment demand for gold has increased as global investors continue to focus on precious metals for portfolio diversification amid signs of deteriorating sovereign debt conditions in both Europe and in the United States.

Let’s turn now for a brief look at our balance sheet and our statement of cash flows. In that respect I’d like to draw your attention to just a few highlights. We ended the first quarter of 2011 with a cash position of over $1.6 million, up $1 million from our cash position at the end of December last year. The increase in the company’s cash balance was a result of the sales of common stock during the first quarter of this year under the two ATM programs with C.K. Cooper and Company. Trade [ph] accounts receivable increased $226,000 over the first quarter of 2010 to $428,000 at March 31st, 2011 as a result of higher production and sales during the recent quarter. Trade accounts payable and accrued expenses decreased 1.7 million quarter-over-quarter as a result of improvements in vendor management and pay-downs of past due receivables.

You may know from our cash flow statement the company used about $4.2 million in cash from operating activities and raised approximately $5.5 million net from the issuance of common stock during the first quarter of the year.

Finally, as mentioned earlier, during the first quarter of 2011 we increased our stockholder’s equity nearly 50% from $6.2 million at the end of 2010 to $9.2 million at March 31st of this year through the issuance of additional common shares under our two ATM programs, but we didn’t stop there. As Maston discussed, this past April we closed a private placement with certain accredited investors for an aggregate sale of over 10 million shares of common stock which resulted in aggregate net proceeds to the company of approximately $4.7 million after the deduction of placement agent commissions and offering expenses. Please keep in mind that the preceding stockholders equity figure of $9.2 million does not include equity from our April transaction as that transaction closed after the end of the first quarter of the year. We also satisfied the minimum required for continued listing on the NYSE AMEX LLC exchange during the recent quarter.

I believe those are our formal remarks, now Operator would you please open the call for Q&A.

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Operator:
Thank you sir.  We will now begin the question and answer session.  As a reminder, if you have a question please press the star followed by the one on your touchtone phone.  If you would like to withdraw your question please press the star followed by the two.  If you are using speaker equipment you will need to lift the handset before making your selection.

One moment please, and our first question comes from the line of Ed Ajootian, Private Investor, please go ahead.

Ed Ajootian:	Hi guys, Ed Ajootian, thank you. I see there’s a line here for impairment costs of $413,000; can you tell me what that was?

John Durbin:	Yes, those were with regard to leases that we wrote off during the quarter. They had expired; we took them off the books.

Ed Ajootian:	Non-core, other than [inaudible].

John Durbin:	That is correct, yes.

Ed Ajootian:	Okay, great thanks.

John Durbin:	You bet.

Ed Ajootian:
Now the production cost number, I see it did come down a little bit on a per barrel basis but its still quite high, something like $64 a barrel or something, can you give me some insight into what’s going through there and also what you think that might be if you were to succeed in getting your production up to 800 barrels a day at Claflin, what do you think that might be on a normalized basis?

Maston Cunningham:
Yes Ed, this is Maston Cunningham.  The run projected rate for cost per barrel at Claflin fully developed, with the 22 wells would be somewhere around $15 a barrel.  And how that changes is, right now we’ve been using much more costly propane gas for steaming operations and we will be transitioning over to natural gas which will give us a substantial savings there plus, you know the fixed, what do we call it, the fixed field costs on a per barrel basis how we see that portion comes down as we add more volume through higher production.  The Claflin, you know Claflin’s going to be a very profitable project for the company and will directly impact our bottom line once we get these 22 wells on production.

Ed Ajootian:	Okay, thanks Maston, and you say the natural gas transition to natural gas as a fuel would be roughly when again do you think?

Maston Cunningham:
Well it’s going to be late in the fourth quarter.  It’s basically, I don’t know if you remember the schematic of the field, but we have a transmission line, an El Paso subsidiary called Mojave Pipelines that comes right through our property and it takes about four to six months to get a connection into their system.  Once that’s there then we’ll be able to convert our steam operations to natural gas and avoid the more costly propane which is about four to five times the cost per therm as compared to natural gas.

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Ed Ajootian:	Yes, okay and then can you give me a sense of what you think your capex spend will be for the remaining three quarters of this year?

Maston Cunningham:
Well, the, yes, out at Claflin the total development plan is right around $10 million and that will include drilling, facilities upgrades the gas connection, and so all in around $10 million, also the 3D seismic, forgot to mention that.  So those are the major components.  As you know right now we’ve just done eight of the 22 wells so we’re just getting into the total program there.

Ed Ajootian:	Right, so I’m just trying to tie this back to your saying that at the end of April you had $6 million in cash, right? At that point had you spent the money for those eight wells?

Maston Cunningham:
Well at the end of April we had drilled the eight wells and we, obviously from a cash flow standpoint we haven’t been billed for all eight, nor have we paid all eight.  So that will be coming in over the next month or so.  For the remaining capital, obviously, we’re still looking at options to fund that.  The thought here was at least if we get enough reserves moved in the proved producing, there may be some facility, debt facility that we may be able to secure rather than sell more equity, but we’re looking at all options right now.

Ed Ajootian:
Okay, great and then last question is on your Alaskan Mineral properties.  You know in your presentation and everything you say you’re looking to get ideally a mid-sized company or even a major company to get into this.  Here we are where time has gone by and we don’t have a deal yet.  Is there any thought to maybe considering going down the food chain a little bit to the junior companies or something that would maybe, that that might be a better fit for given the early stage of the projects?

Maston Cunningham:
Right, well I’m not at liberty to really go into details on this call with what’s in process, but obviously we’ve had the data room open on both properties since the fourth quarter of last year.  A number of NDAs have been signed, we can track whose going in and out of the data room.  It’s on a virtual site so we have a good feel for the activity and based on subsequent contacts and whatever there is very strong interest in both.  I feel very confident we’re going to have a deal on at least one of the properties this year and if we get lucky, maybe both.  Obviously if we fall behind our schedule and we need to look at some other options we will.  We just feel that Alaska’s gotten very active of late, new companies are coming in and we feel that there’s going to be a lot of desire to be in a safe jurisdiction in a State that really is friendly to mining and as John mentioned with trouble around other parts of the world a lot of these assets in some of these other jurisdictions don’t quite have the safe haven qualities that Alaska does.  So we’re very encouraged by what we’re seeing, but there again to answer your question, if our Plan A doesn’t work we’ll obviously look at some different options.

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Ed Ajootian:	Okay, thank you very much Maston.

Maston Cunningham:	Okay good to talk to you.

Operator:
Thank you.  Ladies and gentlemen, if there are any additional questions please press the star followed by the one at this time.  As a reminder if you are using speaker equipment you will need to lift the handset before making your selection.

And our next question comes from the line of Thomas Berrecks, Private Investor, please go ahead.

Thomas Berrecks:
Hello guys.  My question is, I haven’t had actually had the chance to read over the 10-Q yet, since it just came out, so I’m going to ask more of a general question.  You have a lot of shareholders, very small shareholders on the message board and there’s discussion of de-listing and bankruptcy constantly being brought up.  And I’ve tried to argue that de-listing isn’t an option because there’s a no $1 limit on the AMEX, and since you’re meeting the other requirements that’s not an issue and bankruptcy isn’t an issue because you have no debt.  And so, you may lose the stock more but there’s no chance of bankruptcy, could you address those two issues?

Maston Cunningham:
Well let me just go back to a point that John made in covering the improvement to shareholder equity.  You know this whole de-listing issue started again for us last year following the filing of our first quarter Q and the equity was down below $1 million.  Now, AMEX has the minimum equity requirement of $6 million and by the end of December we had exceeded that by a little bit, $6.2 million and we’ve gone on to improve things through the end of the first quarter to $9.2 million.  So we have regained compliance and you’re quite right AMEX doesn’t have the dollar rule like the other exchanges, so there’s no pressure there.  AMEX has been working closely with us on our plans for, to re-capitalize the company, we’ve met our commitments, they know we’re reducing costs and things have improved.

In terms of your question about bankruptcy, I think that was a much more relevant question probably last year when you looked at our liabilities versus our current assets and things have improved dramatically over the last year and I wish those comments would cease, but you know that’s the nature of the chat boards people can say what they say.  But I think the experienced investors can read through the balance sheet and draw their own conclusion there.

Thomas Berrecks:	Okay, appreciate it.

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Maston Cunningham:	Thank you.

Operator:	Thank you. Our next question comes from the line of Alex Montano with C.K Cooper and Company, please go ahead.

Alex Montano:
Hi guys, well done this quarter.  I’d like to go back to Claflin and I guess I have two questions I’d like to maybe focus on.  One is steam and one is the 90 review process.  On the steam, could you maybe talk a little about the additional injection equipment you said you were bringing in?  Is that just more capacity?  Is it going to be any change in the type of steam?  And will it allow you to maybe move them around on a faster steam cycle?

Maston Cunningham:
Well, yes, regarding the steam generation Alex, we have a, last year when we started the program with reactivating four existing wells on the property we had a small unit out there that effectively has enough capacity to only steam one well at a time.  And given that our steam cycles are about once every six months, that’s probably appropriate for something like that, but as we moved into this development program to add new wells this year, we obviously had a constraint early on with steam generation.  So the new unit out there will actually have the ability, or the capacity to steam three well simultaneously.  So coupled with the first unit you can see with eight wells we can knock those out very quickly, but the trick for us is getting that second unit permitted and we hope to have that permit here by next month, but that is a critical part of our process to bring these new wells on is to have that second unit available to us.

Alex Montano:	Could you maybe comment on that permitting process? Is that something that’s pretty standard out in Kern County or is that something that could drag on and take time?

Maston Cunningham:
Well it’s not like its non-routine.  The air quality district is really who controls it.  Kern County doesn’t have the best air quality in the State so obviously the standards here are maybe more rigid than other areas.  But there is a process and we are working with environmental consultants who handle the permitting process for their clients and we’re being well served there.  It’s just a matter of the authority going through its process and approving the permit.  But we feel confident we’ll have it.

Alex Montano:
Okay, so my next question on Claflin is, you mentioned you drill these wells, you kind of take a 90 day cooling off period to see what happens.  Could you maybe describe what would be successful, what would be, okay let’s go forward, or maybe what would happen that would cause you to maybe delay longer drilling additional wells to figure out what’s going on there?

Maston Cunningham:
Okay, well, let’s just say from the standpoint of the drilling and the well logs, all the wells came in with good net pay so we’re in line, or at least those logs came in with, in line with our expectations.  We have the analog production across the lease line from us that we base this project on and so the real trick there would be, once we steam these wells and see how the oil production goes, are we going to marry those results or not?

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Claflin is, as you’ve seen in the economics, this is a very robust project and even if our production comes in short of what maybe we have on our best guess case if you will, or most likely case, it’s still a very good project for the company. We think the real tool for us though, and another one of the reasons why we really did not want to drill more than eight wells in this first stage, is that we’d like to get the 3D seismic completed and interpreted so we can use those results in order to delineate the remainder of the development program including the horizontal wells which the seismic will be very useful for in terms of the drilling itself. We know there’s some faulting out there and the seismic will give us a better handle on the faults and allow us to avoid any drilling problems in Phase Two of the project.

Alex Montano:
Okay, maybe just one last follow up question.  So, the permit to get the additional steam generation out there, does that possibly cause that 90 day review process to drag out?  I mean what if it takes two months before you get that permit?  Does that 90 days now, instead of being maybe the end of August or September, does that now become October or November?  Or does that have nothing to do with your ability to basically review the profile?

Maston Cunningham:
Well, let’s just say that if we don’t have the ability to use the second larger generator, it would then take us until some time in July to get all eight of these new wells completely steamed and on production.  That’s obviously a longer timeline than we had anticipated and I think if that were to happen, obviously the 90 day evaluation period, at least for half of the wells would go beyond what we had originally envisioned.  If we have to do it, we will, I think we would be surprised if the permitting process would take that long.  Again, this is a routine application, there’s plenty of steam generation that goes on, its basically making sure that your equipment will test within the CO2 and NOX emissions that are required under the permit.  So that’s kind of where we are.

Alex Montano:	Yes, okay thanks guys. Stay the course.

Maston Cunningham:	Thanks, Alex.

Operator:	Thank you. Our next question comes from the line of Tom Wesolek, Private Investor, please go ahead.

Tom Wesolek:	Hi, good afternoon guys, nice quarter.

Maston Cunningham:	Hi, thanks Tom.

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Tom Wesolek:
I jumped in here a little late.  I’m just a little curious as what the hold up is at Shorty Creek?  I would think there’d be people lining up to come aboard with you?  It’s been what, six months now that you’ve been looking?

Maston Cunningham:
We started in, that’s correct, it’s been about six months.  And we’ve signed a number of NDAs, and obviously there’s been a lot of  attention drawn just north of Shorty Creek given, and that’s the International Tower Hill mine’s project at Livengood, in fact I think they just put out a recent announcement on some additional drilling results.  You know, if closology is worth anything, you’re absolutely correct, people ought to be all over it, but it’s a, let’s just say from the standpoint of the project it’s a bit more complex and obviously we want to do a deal that allows us to get as much work done in terms of exploration work in order to determine what’s there.  We’ve, occasionally, we end up with some parties coming to us, in fact one of the calls we had earlier said “what about your Plan B if you can’t get a mid tier or major to take the project?  What’s your back up”?  Well we certainly have been approached by parties who are looking for an exploration option that they then can turn around and maybe raise money with, and quite frankly if we needed to do that we would do that ourselves.  That’s always been an option but we just felt that it would be best to do that with a party that really has the experience and the infrastructure to carry out a program and get it done on a timely basis.

I don’t want to go into any specific details about which companies are looking at it and where they are in the process of their review, but we are very encouraged on both projects that there is interest there and obviously the spring and summer drilling season is upon us and I think it’s time for a deal to get done, but I don’t want to speculate on when at this point.

Tom Wesolek:	Yes, I’m watching those gold miners on the Discovery Channel, they got one front end loader they’re tearing it up out there.

Maston Cunningham:	Well, let me tell you that might be Plan C. I think the fellows in this room may be lured out there if we don’t make something work.

Tom Wesolek:	I think they’re [inaudible] 230,000 a day, for three guys.

Maston Cunningham:	Well, that would work.

Tom Wesolek:	Well thanks, I was just curious as to why it would be a little time consuming, but I guess you answered my question.

Maston Cunningham:	Yes, we’re on the case. And we will hope to be successful this year in getting a least one deal, if not two.

Tom Wesolek:	All right, thank you very much.

Maston Cunningham:	All right Tom, thanks for calling.

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Operator:
Thank you.  And once again ladies and gentlemen if you would like to ask a question please press the star, followed by the one on your touchtone phone at this time.  And I’m showing no further questions in the queue.  I would like to turn the call back to management for any closing remarks at this time.

Maston Cunningham:
Well let me, this is Maston Cunningham, let me just summarize here that this has been a very active period for Tri-Valley and I’m proud of our accomplishments to date in 2011.  We’ve made progress on our strategic initiatives, we’ve been more proactive with the investment community recently by presenting at the Roth Capital and IPAA Oil and Gas conferences.  We intend to continue our outreach to investors to communicate the company’s story and opportunities more broadly.

Our goals for 2011 remain unchanged.  And to summarize they include: increase gross oil production to 1,000 barrels per day by year end and this happens through completion of 22 new wells at Claflin and initiation of the SAG-D pilot oil sands production in California at the Pleasant Valley project.  We want to secure a well capitalized, experienced industry partner to explore and develop at least one of our two Alaskan properties.  We want to reach agreement with the OPUS partnership that will allow both OPUS and Tri-Valley to maximize the return from our investments in Pleasant Valley.  And finally exit 2011 with operations breaking even.

We are optimistic that as we successfully execute against these initiatives we will generate and enhance the valuation for the company.  And I do appreciate all of you taking time to be on the call today and to read our press release and 10-Q and we’ll be back with you for the call next quarter.  Thanks very much.

Operator:
Thank you.  Ladies and gentlemen this concludes the Tri-Valley Corporation First Quarter 2011 Financial Results conference call.  If you would like to listen to a replay of today’s conference please dial 303-590-3030 or 1-800-406-7325 and enter the access code 4436246 followed by the pound sign.

We thank you for your participation, you may now disconnect.

END

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